Exhibit 10.4

HORN ENTERPRISE CO., LTD.

NON-INTEREST BEARING PROMISSORY NOTE

NTD$45,000,000 (approximately USD$1,536,413)

July 25, 2025 (“Issuance Date”)

FOR VALUE RECEIVED, Horn Enterprise Co., Ltd., a Taiwanese company (the “Company”), promises to pay to Lan, Shi-Jyun with a principal office at [omitted], Pingtung County 905, Taiwan (R.O.C.), or its successor or permitted assigns (“Investor” or “Holder”), in lawful money of Taiwan the principal sum of NTD$45,000,000 (approximately USD$1,536,413) (the “Principal Amount”)), of this Promissory Note (this “Note”) as set forth below.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.	Payments.

(a) No Interest. This Note carries no interest.

(b) Payment Schedule. Subject to the rights of Investor in Section 3, unless otherwise converted, redeemed or repaid pursuant to the terms of this Note, the full outstanding and unpaid Principal Amount shall be repaid in full by the Company as described in Section 3.

2.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or substantially all of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other bankruptcy proceeding commenced against it, in the case of each of (i) through (v), other than in connection with a solvent dissolution, liquidation, reorganization or similar corporate proceedings; or

(b) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, of all or substantially all of the Company’s property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief that would constitute the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be stayed, dismissed or discharged within ninety (90) days of commencement; or

(c) Unlawfulness and Invalidity. It is or becomes unlawful for the Company to perform any of its obligations under this Note, or any obligations of the Company under this Note are not or cease to be legal, valid, binding or enforceable.

3.	Rights of Investor upon an Event of Default.

Within two (2) business days of the occurrence of any Event of Default described in Section 2, the Company shall notify the Holder the occurrence of such Event of Default and request the Holder to provide the wire instruction to return all outstanding and unpaid Principal Amount. Within three (3) business days of receipt of the wire instruction from the Holder, the Company shall release all Principal Amount in the escrow account to the Holder in accordance with the wire instruction.

4.  Discharge of Obligations. Upon the full repayment of the outstanding and unpaid Principal Amount in accordance with Section 3 of this Note, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, without any further action of any party, whether or not the original of this Note has been delivered to the Company for cancellation.

5.	Miscellaneous.

(a) Successors and Assigns. This Note shall be binding upon the Company and its successors and assigns.

(b) Waiver and Amendment. This Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any provision of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Investor in the case of an amendment or modification or by the party granting the waiver in the case of a waiver. No delay or omission on the part of either party hereto in exercising any right hereunder shall operate as a waiver of such right or of any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy in any future occasion.

(c) Applicable Law: Disputes. This Note shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of Taiwan.

(d) Payment. Payment shall be made in lawful tender of the United States or Taiwan.

(e) Expenses. All costs and expenses incurred in connection with this Note shall be paid by the party incurring such cost or expense.

(f) Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has executed and delivered this Note the date and year first above written.

HORN ENTERPRISE CO., LTD.

/s/ Hsing-Ming Huang
Name:	Hsing-Ming Huang
Title:	Chief Executive Officer and Director

INVESTOR:

/s/ Lan Shi-Jyun
Name:	Lan, Shi-Jyun

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